Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jeffrey Potrzebowski
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8409
jpotrzebowski@BASinc.com

BASi Reports First Quarter Results

WEST LAFAYETTE, IN, February 12, 2015 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the first quarter of fiscal 2015.

“In the first quarter of the new fiscal year, we delivered an 11.0% increase in Products revenue which was offset by a 10.5% decrease in Service revenue, resulting in a total revenue decrease of 6.0% as compared to the first quarter of fiscal 2014. We believe this revenue decline is temporary and we are intensifying our efforts to improve our processes, embrace change, and wisely employ our stronger liquidity position. We continue to drive our ability to deliver top line growth with steps to strengthen our management team in vital roles as evidenced by the recent appointment of a Principal Investigator in our Discovery Lab and the addition of an Attending Veterinarian for our Preclinical Services business,” said Bioanalytical Systems, Inc.’s (“BASi” or the “Company”) President and Chief Executive Officer Jacqueline Lemke.

Ms. Lemke added, “On January 28, 2015, we secured an opportunity to monetize underutilized space and generate additional cash for the business by executing an agreement to lease Cook Biotech, Inc. approximately 51,000 square feet of unused office and warehouse space as well as current BASi manufacturing space. The initial term of the lease runs for roughly ten years with tenant options to extend the initial term for two additional five-year terms. We will take this opportunity to modernize our manufacturing capabilities as we relocate and renovate to our occupied space. With this lease, we increase cash flow and we do not anticipate any material impact on the Company’s ability to continue to deliver both quality services and products.”

Ms. Lemke concluded, “As we continue to serve the clients who know us, we are expanding our marketing efforts to reach out and communicate to those who are not familiar with us. The Company’s inherent strengths in specialty assay and drug discovery and our BASi Culex® automated sampling system need to be shared. Innovation, flexibility, and customization are the BASi way, and we need to capitalize on our strengths. We believe that the many changes we have made and the initiatives we continue to implement will enhance our ability to accelerate revenue, earnings and free cash flow growth over the longer term.”

First Quarter Results

For the three months ended December 31, 2014, revenues decreased 6.0% to $5,845,000 compared to $6,220,000 in the first quarter of fiscal 2014.

Service revenue for the first quarter of fiscal 2015 decreased 10.5% to $4,398,000 compared to $4,916,000 for the same period of the prior fiscal year. This decrease was primarily due to lower Bioanalytical and Other Laboratory services revenue, reflecting client study delays which are believed to be temporary, partially offset by an increase in the volume of Preclinical services studies.

Product revenue for the first quarter of fiscal 2015 amounted to $1,447,000, an increase of 11.0% compared to revenue of $1,304,000 for the first quarter of fiscal 2014. The improvement was due primarily to higher sales of the Culex® in vivo sampling systems.

Gross profit decreased to $1,904,000, or 32.6% of revenue, in the first quarter of fiscal 2015 compared to $2,145,000, or 34.5% of revenue, during the comparable period last fiscal year. The decline reflects the impact of lower revenue and lower fixed cost coverage.

Operating expenses for the first quarter of fiscal 2015 increased to $1,762,000 compared to $1,683,000 during the first quarter of fiscal 2014, primarily due to planned increases in business development costs that will be vital to helping drive our top line performance going forward, and increased general and administrative expenses.

Operating income for the first quarter of fiscal 2015 amounted to $142,000 compared to operating income of $462,000 for the first quarter of fiscal 2014, primarily due to lower revenue and higher operating expenses.

Net income was $182,000 for the first quarter of fiscal 2015, or $0.01 per diluted share, compared to a net loss of $(662,000), or $(0.09) per diluted share, for the first quarter of fiscal 2014. Excluding the change in fair value of the warrant liability in both periods, net income was $62,000 for the first quarter of fiscal 2015, or less than $0.01 per diluted share, compared to net income of $299,000, or $0.03 per diluted share, for the first quarter of fiscal 2014.

EBITDA for the first quarter of fiscal 2015 amounted to $550,000 compared to EBITDA for the first quarter of fiscal 2014 of $912,000.

Cash Used in Operating Activities

Cash used in operating activities was $161,000 for the first quarter of fiscal 2015 due in part to higher working capital levels. The Company had $747,000 in cash and cash equivalents at December 31, 2014.  During the first quarter, proceeds from borrowings net of repayments, and cash on hand funded capital expenditures for plant, machinery and equipment of approximately $122,000 and higher working capital levels in the quarter.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. Eastern Standard Time (EST) on February 12, 2015 to discuss the results. To participate in the call, dial 800-591-6942, participant passcode 59711082. A simultaneous webcast of the conference call may be accessed online from the Investors tab at www.BASinc.com. The webcast will be available for replay after 2:00 p.m. EST at this same internet address. For a telephone replay, dial 888-286-8010, participant passcode 83157924 after 2:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are net income and net income per diluted share, excluding the income or expense from the change in the warrant liability, and EBITDA for the first quarters of 2015 and 2014. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2014	2013

Service revenue	$4,398	$4,916
Product revenue	1,447	1,304
Total revenue	5,845	6,220

Cost of service revenue	3,256	3,323
Cost of product revenue	685	752
Total cost of revenue	3,941	4,075

Gross profit	1,904	2,145
Operating expenses:
Selling	336	437
Research and development	191	143
General and administrative	1,235	1,103
Total operating expenses	1,762	1,683

Operating income	142	462

Interest expense	(81)	(164)
Change in fair value of warrant liability – (increase) decrease	120	(961)
Other income	2	1
Income (loss) before income taxes	183	(662)

Income taxes	1	—

Net income (loss)	$182	$(662)

Other comprehensive income (loss):
Fair value adjustment of interest rate swap	(10)	—
Foreign currency translation adjustment	42	(26)

Comprehensive income (loss)	$214	$(688)

Basic net income (loss) per share	$0.02	$(0.09)
Diluted net income (loss) per share	$0.01	$(0.09)

Weighted common shares outstanding:
Basic	8,076	7,735
Diluted	9,601	7,735

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2014	September 30, 2014

Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$747	$981
Accounts receivable
Trade, net of allowance of $54 at December 31, 2014 and September 30, 2014, respectively	2,838	2,557
Unbilled revenues and other	952	878
Inventories	1,662	1,564
Prepaid expenses	693	675
Total current assets	6,892	6,655

Property and equipment, net	15,695	15,949
Goodwill	1,009	1,009
Debt issue costs	115	122
Other assets	38	39

Total assets	$23,749	$23,774

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,900	$2,672
Accrued expenses	1,344	1,842
Customer advances	3,096	2,990
Income tax accruals	17	20
Revolving line of credit	481	202
Fair value of warrant liability	556	676
Current portion of capital lease obligation	271	279
Current portion of long-term debt	786	786
Total current liabilities	9,451	9,467

Fair Value of interest rate swap	31	21
Capital lease obligation, less current portion	232	298
Long-term debt, less current portion	4,256	4,452
Total liabilities	13,970	14,238

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,185 Series A shares at $1,000 stated value issued and outstanding at December 31, 2014 and 1,185 at September 30, 2014	1,185	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,075,728 issued and
outstanding at December 31, 2014 and 8,075,335 at September 30, 2014	1,980	1,980
Additional paid-in capital	21,183	21,154
Accumulated deficit	(14,607)	(14,790)
Accumulated other comprehensive income	38	7

Total shareholders’ equity	9,779	9,536

Total liabilities and shareholders’ equity	$23,749	$23,774

BIOANALYTICAL SYSTEMS, INC.
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
(In thousands) (Unaudited)

	Three Months Ended
	December 31,
	2014	2013

GAAP Net income (loss)	$182	$(662)

Add back: Interest expense	81	164
Income taxes (benefit)	1	—
Depreciation and amortization	377	402
Change in fair value of warrant liability – (decrease) increase	(120)	961
Stock option expense	29	47

EBITDA	$550	$912

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.

RECONCILIATION OF GAAP TO NON-GAAP
Basic and Diluted Net Income (Loss) Per Share
(In thousands) (Unaudited)

	Three Months Ended
	December 31,
	2014	2013

GAAP Net income (loss)	$182	$(662)

Adjust for: Change in fair value of warrant
liability Increase (Decrease)	(120)	961

Non-GAAP Net income (loss)	$62	$299

GAAP Diluted Net Income (loss) per share	$0.01	$(0.09)

Adjust for: Change in fair value of warrant
liability - Increase (Decrease)	(0.01)	0.12

Non-GAAP Diluted Net Income (loss) per share	$0.00	$0.03

Weighted average common shares outstanding
Basic	8,076	7,735
Diluted	9,601	7,735